Exhibit 10.26

LEASE AGREEMENT

BY AND BETWEEN

PETULA ASSOCIATES, LTD. AND PRINCIPAL

LIFE INSURANCE COMPANY

(AS LANDLORD)

AND

CLINICAL TRIALS SUPPORT SERVICES, INC.

(AS TENANT)

STATE OF NORTH CAROLINA

LEASE AGREEMENT

COUNTY OF DURHAM

THIS LEASE AGREEMENT (the “Lease”) made and entered into as of the 3rd day of November, 1999, by and between PETULA ASSOCIATES, LTD., an Iowa corporation, and PRINCIPAL LIFE INSURANCE COMPANY, an Iowa corporation, as tenants-in-common, hereinafter collectively called “Landlord”; and CLINICAL TRIALS SUPPORT SERVICES, INC., a North Carolina corporation, hereinafter called “Tenant”:

W I T N E S S E T H:

In consideration of the mutual covenants and agreements contained herein, the parties hereto agree for themselves, their successors and assigns, as follows:

1.            BASIC LEASE TERMS.

The following terms shall have the following meanings in this Lease:

(a)          Premises:  Suites 240 and 206 containing a total of approximately 8,080 rentable square feet of office space on the second floor of the Building, as more particularly described on the floor plan attached hereto as Exhibit A.

(b)          Building:  Canterbury Hall, located at 4815 Emperor Boulevard, Durham, North Carolina.

(c)          Business Park:  Imperial Center Business Park.

(d)          Common Areas:  All areas of the Building or the Business Park available for the common use or benefit of all tenants primarily or to the public generally, including without limitation, parking areas, driveways, sidewalks, loading docks, the lobby, corridors, communication shafts, building management offices, elevators, stairwells, entrances, public restrooms, mechanical rooms, janitorial closets, telephone rooms, mail rooms, electrical rooms, and other similar areas of the Building providing for building systems, and any other common facilities furnished by Landlord from time to time.

(e)          Commencement Date:  February 14, 2000 (subject to adjustment pursuant to Section 3 of this Lease).

(f)           Term; Expiration Date:  The “Term” of this Lease shall be approximately fifty-nine (59) months commencing as of the Commencement Date and, subject to Tenant’s option to extend the Term in accordance with Exhibit E attached hereto, expiring on December 31, 2004 (the “Expiration Date”).

(g)          Minimum Rental:

PERIOD	RATE	MONTHLY RENT	ANNUAL RENT
2/14/00-12/31/00	$17.15 per r.s.f.	$11,547.67	$138,572.00
1/1/01-12/31/01	$17.65 per r.s.f.	$11,884.33	$142,612.00
1/1/02-12/31/02	$18.15 per r.s.f.	$12,221.00	$146,652.00
1/1/03-12/31/03	$18.65 per r.s.f.	$12,557.67	$150,692.00
1/1/04-12/31/04	$19.15 per r.s.f.	$12,894.33	$154,732.00

(subject to adjustment as provided in Section 2 and subject to escalation as provided in Section 4(b)).

(h)          Operating Expense Stop:  Actual Operating Expenses for the calendar year 2000.

(i)           Tenant’s Proportionate Share:  A fraction, the numerator of which shall be the number of rentable square feet within the Premises and the denominator of which shall be the number of rentable square feet within the Building, currently estimated to be 18.3% (8,080÷44,161).

(j)           [Intentionally Deleted]

(k)          Notice Addresses:

Landlord:	Petula Associates, Ltd.
c/o Tri Properties, Inc.
4309 Emperor Boulevard, Suite 110
Durham, North Carolina 27703

Tenant:	Clinical Trials Support Services, Inc.
P.O.Box 1815
Burlington, North Carolina 27216-1815
Attention: Tracy A. Blethen

(1)          Security Deposit: Eleven Thousand Five Hundred and No/100 Dollars ($11,500.00).

(m)         Broker(s):  Tri Properties, Inc. and Corporate Realty Advisors.

(n)          Guarantor:  None.

(o)          Parking:  Tenant shall have the right, at no additional cost to Tenant, to use four (4) unreserved parking spaces per 1,000 rentable square feet of the Premises in the surface parking areas adjacent to the Building which constitute a portion of the Common Areas, such use to be in common with other tenants of the Building.

2.            DESCRIPTION OF PREMISES.

Landlord hereby leases to Tenant, and Tenant hereby accepts and rents from Landlord, the Premises within the Building located in the Business Park; together with the nonexclusive right to use the Common Areas. The useable area of the Premises shall be determined in accordance with the standards set forth in ANSI Z65.1-1996, as promulgated by the Building Owners and Managers Association (“BOMA Standard”). The rentable area of the Premises shall be determined by multiplying the useable area of the Premises by a “core factor” equal to 1.15. Landlord may, at any time, have its architect or engineer measure the actual total square footage of the Premises. In the event the Premises shall contain an amount of square footage different than the amount of square feet referenced in Section 1(a) above, the Annual Rental (as hereinafter defined) shall be proportionately adjusted based on the actual square footage multiplied by the applicable square foot rental rate (and such adjustment shall relate back to the Commencement Date if there is a variance). The reasonable cost of such measurement shall be borne by Landlord.

3.            TERM; COMMENCEMENT DATE; DELIVERY OF PREMISES.

Unless otherwise adjusted as hereinbelow provided, the Term shall commence on the Commencement Date and expire on the Expiration Date. In the event the Commencement Date is a day other than the first day of the calendar month, the Term shall be extended and shall expire on that date which is fifty-nine (59) full months from the first day of the first full calendar month immediately following the Commencement Date (the “Adjustment Date”). As used herein, the term “Lease Year” shall mean each consecutive twelve-month period of the Term, beginning on January 1 of each calendar year; provided, however, the first Lease Year shall be that period commencing on the Commencement Date and continuing until December 31, 2000.

Notwithstanding anything contained herein to the contrary, the Commencement Date shall occur on the earlier of: (a) the date Tenant, or any person occupying any portion of the Premises with Tenant’s permission, commences business operations from the Premises, or (b) the first (1st) business day following the date of Landlord’s delivery of the Premises in its “as is” condition without any further improvements thereto by Landlord or the date upon which Landlord would have delivered the Premises to Tenant but for delays within the control of Tenant or Tenant’s Invitees (as hereinafter defined). If Landlord for any reason whatsoever cannot deliver possession of the Premises to Tenant on or before the Commencement Date as above specified, this Lease shall not be void or voidable nor shall Landlord be liable to Tenant for any loss or damages resulting therefrom; but in that event, except to the extent that any such delay(s) has been caused by Tenant or its agents, employees, contractors, subcontractors, licensees, invitees or sub-tenants (hereinafter collectively referred to as “Tenant’s Invitees”), the Commencement Date shall be adjusted to be the date when Landlord does in fact deliver possession of the Premises to Tenant.

Subject to Landlord’s obligation to pay the Allowance (as hereinafter defined), Tenant shall, at its sole cost and expense and within one hundred (100) days after the Commencement Date, design and install the initial improvements in the Premises (the “Tenant Improvements”) in strict accordance with plans and specifications for such improvements designed by Tenant and reviewed and approved in advance by Landlord. Notwithstanding the foregoing, in connection with the planning and construction of the Tenant Improvements and any future alterations to the Premises (as described in Section 5 herein), Tenant shall use Landlord’s electrical engineer and

Landlord’s mechanical engineer. Provided no Event of Default has occurred and is continuing hereunder, Landlord agrees to pay Tenant at the time and in the manner set forth below an allowance in the sum of Five and No/100 Dollars ($5.00) per rentable square foot of the Premises (the “Allowance”) for the design, construction and installation in the Premises of the Tenant Improvements and for the payment to Landlord of a construction management fee equal to five percent (5%) of the total cost of constructing the Tenant Improvements. Tenant shall submit to Landlord the certificates and receipts setting forth the cost of labor and materials expended in the course of constructing and installing the Tenant Improvements and within thirty (30) days of Landlord’s receipt of such certificates and receipts, Landlord shall pay to Tenant the amount of all costs and expenses shown thereby less the amount of any such payment or payments previously made by Landlord to Tenant; provided, however, that the aggregate amount of all sums to be paid by Landlord to Tenant hereunder shall not in any event exceed the sum of Forty Thousand Four Hundred and No/100 Dollars ($40,400.00); provided further, Landlord shall have no obligation hereunder to make any payment with respect to any such improvement which, when made, shall not be a fixture and thus part of the Building to be surrendered to Landlord upon the expiration of the Term or earlier termination of this Lease, nor shall Landlord be obligated to disburse any portion of the Allowance after that date which is one hundred (100) days after the Commencement Date. Tenant shall cause any costs and expenses associated with the Tenant Improvements to be paid and shall furnish Landlord evidence of such payment in form and substance reasonably satisfactory to Landlord including waivers of lien and releases executed by Tenant’s contractor and any sub-contractor (if applicable). Landlord shall not be obligated to make any disbursements of the Allowance prior to the commencement of the construction of the Tenant Improvements and all savings or unused portions of the Allowance shall be retained by Landlord. Notwithstanding anything contained herein to the contrary, a portion of the Allowance (not to exceed One and No/100 Dollars ($1.00) per rentable square foot of the Premises) may be applied by Tenant to the costs associated with the installation of telecommunications wiring and equipment and/or the construction of support features for systems based furniture within the Premises (but in no event may such funds be used for the furniture itself).

4.            RENTAL.

During the Term, Tenant shall pay to Landlord, in care of Landlord’s agent, Tri Properties, Inc. at the notice address set forth in Section 1(k) herein, without notice, demand, reduction (except as may be applicable pursuant to the paragraphs of this Lease entitled “Damage or Destruction of Premises” and “Eminent Domain”), setoff or any defense, a total rental (the “Annual Rental”) consisting of the sum total of the following:

(a)          Minimum Rental.

Beginning with the Commencement Date and continuing through the Expiration Date or earlier termination of this Lease, Tenant shall pay Minimum Rental in accordance with the schedule set forth in Section l(g) in equal monthly installments each in advance on or before the first day of each month. If the Commencement Date is a date other than the first day of a calendar month, the Minimum Rental shall be prorated daily from such date to the first day of the next calendar month and paid on or before the Commencement Date.

(b)          Additional Rental.   [Intentionally Deleted]

(c)          Operating and Maintenance Expenses.

Tenant shall pay Tenant’s Proportionate Share (as set forth in Section 1(i)) of the reasonable costs and expenses paid or incurred by Landlord each calendar year in the operation, repair and maintenance of the Building, the Common Areas and the Business Park (the “Operating Expenses”) to the extent such costs exceed the Operating Expense Stop set forth in Section l(h). For purposes hereof, Operating Expenses shall include without limitation, all: (i) ad valorem taxes (or any tax hereafter imposed in lieu thereof) levied on the Premises, the Building, the Common Areas or any improvements thereon, (ii) insurance premiums and policy deductibles paid with respect to the Building, including fire and extended coverage insurance and liability insurance, (iii) personal property taxes applicable to the Building or the Premises, (iv) any reasonable fees or costs incurred in connection with protesting any tax assessment, (v) Standard Building Services (as hereinafter defined) including utilities, heat and air conditioning, standard janitorial service and window cleaning, (vi) building management (including management fees), (vii) the cost of grass mowing, shrub care and general landscaping, irrigation systems, maintenance and repair to parking and loading areas, driveways, sidewalks, exterior lighting, garbage collection and disposal, water and sewer, plumbing, signs and other facilities serving or benefiting the Premises or the Building, (viii) the cost of all services rendered by third parties with respect to the Building and all costs paid or incurred by Landlord in providing any of the services to be provided by Landlord pursuant to the terms of this Lease; (ix) costs of all capital improvements, repairs or equipment to the Building which are either required under any governmental law or regulation which was not applicable to the Building as of the date of this Lease or which reduced Operating Expenses; provided that the cost of any such capital improvements, repairs or equipment shall be amortized on a straight line basis over a reasonable period of time (as determined in accordance with generally accepted accounting principles), and (x) Common Area operating and maintenance costs, and (xi) the Building’s proportionate share of the reasonable costs and expenses paid or incurred by Landlord in the operation, repair and maintenance of the Business Park. Landlord shall use good faith efforts to keep the Operating Expenses in line with costs for other similarly situated first-class buildings in the Raleigh/Durham market.

Notwithstanding the foregoing, if in any year the Building is less than one hundred percent (100%) occupied, the variable portion of Operating Expenses shall be adjusted to reflect the level of such Operating Expenses which would reasonably be expected to be incurred by Landlord if the Building was one hundred percent (100%) occupied. Notwithstanding the foregoing, in no event shall the adjustments in Operating Expenses as hereinabove described result in a profit to Landlord.

Notwithstanding anything contained herein to the contrary, in no event shall the Operating Expenses include any costs associated with the following: (i) depreciation expenses, (ii) expenditures for any alteration, renovation, redecoration or finish of any other tenant space in the Building, (iii) leasing commissions, (iv) financing or refinancing costs, mortgage interest and amortization payments (except as expressly permitted in subsection (ix) above), (v) executive salaries or salaries of service personnel to the extent such personnel perform services not associated with the management, operation or maintenance of the Business Park, (vi) attorney’s fees incurred in leasing space in the Building or enforcing the obligations of the tenants of the Building, (vii) rent under any ground lease, (viii) expenses which would be capitalized under generally accepted accounting principles as reasonably interpreted by Landlord, except as otherwise permitted in this Lease, and (ix) expenses incurred by Landlord relative to remediation of Hazardous Substances on or within the Building. Landlord covenants and agrees that Landlord will consistently apply its internal accounting procedures for the calculation of the Operating Expenses throughout the Term, including without limitation the calculation of the Operating Expense Stop.

(d)          Payment of Operating Expenses.

Commencing as of January 1, 2001 and continuing throughout the Term, Tenant shall pay to Landlord each month, along with Tenant’s installments of Minimum Rental (and Additional Rental, if applicable) an amount (the “Tenant Contribution”) equal to one-twelfth (1/12) of Tenant’s Proportionate Share of the Operating Expenses as hereinabove described for any calendar year (including any applicable partial calendar year) to the extent such costs exceed the Operating Expense Stop, as estimated by Landlord (in its reasonable discretion). Landlord will make reasonable efforts to provide Tenant with Landlord’s estimate of Tenant’s Contribution for the upcoming calendar year on or before December 15 of each calendar year during the Term hereof. If Landlord fails to notify Tenant of the revised amount of Tenant’s Contribution by such date, Tenant shall continue to pay the monthly installments, if any, last payable by Tenant until notified by Landlord of such new estimated amount. No later than May 1 of each calendar year of the Term, Landlord shall deliver to Tenant a written statement setting forth the actual amount of Tenant’s Contribution for the preceding calendar year. Tenant shall pay the total amount of any balance due shown on such statement within thirty (30) days after its delivery. In the event such annual costs decrease for any such year, Landlord shall reimburse Tenant for any overage paid and the monthly rental installments for the next period shall be reduced accordingly, but not below the Minimum Rental. For the calendar year in which this Lease commences, Tenant’s Contribution shall be prorated from the Commencement Date through December 31 of such year. Further, Tenant shall be responsible for the payment of Tenant’s Contribution for the calendar year in which this Lease expires, prorated from January 1 thereof through the Expiration Date. Upon the Expiration Date, Landlord may elect either (i) to require Tenant to pay any unpaid estimated amount within thirty (30) days after the Expiration Date, which estimate shall be made by Landlord based upon actual and estimated costs for such year, or (ii) to withhold Tenant’s security deposit until the exact amount payable by Tenant is determinate, at which time Tenant shall promptly pay to Landlord any deficiencies or Landlord shall return any excess security deposit to Tenant.

In the event the Operating Expenses increase by more than three percent (3.0%) in any calendar year (as measured against such expenses for the immediately preceding calendar year), Tenant may audit Landlord’s records and all information pertaining to Operating Expenses (no more than once during any calendar year) in order to verify the accuracy of Landlord’s determination of the Tenant Contribution, provided that:

(i)           Tenant must give notice to Landlord of its election to undertake said audit within one hundred twenty (120) days after receipt of the statement of the actual amount of Tenant’s Contribution for the preceding calendar year from Landlord;

(ii)          Such audit will be conducted only during regular business hours at the office where Landlord maintains records of Operating Expenses and only after Tenant gives Landlord fourteen (14) days’ advance written notice;

(iii)        Tenant shall deliver to Landlord a copy of the results of such audit within fifteen (15) days of its receipt by Tenant and no such audit shall be conducted if any other tenant of the

Building has conducted an independent audit for the time period Tenant intends to audit and Landlord furnishes to Tenant a copy of such audit;

(iv)         No audit shall be conducted at any time that Tenant is in default of any of the terms of this Lease;

(v)          No subtenant shall have any right to conduct an audit and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Premises;

(vi)         Such audit review by Tenant shall not postpone or alter the liability and obligation of Tenant to pay any amounts due under the terms of this Lease.

(vii)        Such audit shall be conducted by an independent, reputable accounting firm which is not being compensated by Tenant on a contingency fee basis.

Within thirty (30) days after Tenant’s receipt of such audit, Tenant must give notice to Landlord of any disputed amounts and identify all items being contested in Landlord’s statement of the Tenant Contribution. If Landlord and Tenant cannot agree upon any such item as to which Tenant shall have given such notice, the dispute shall be resolved by an audit by a major accounting firm mutually acceptable to Landlord and Tenant and the cost of said audit shall be paid by the non-prevailing party; provided however, Tenant will not be considered the “prevailing party” for purposes of this paragraph unless the accounting firm’s audit reveals an overcharge by Landlord in excess of five percent (5%) of the Tenant Contribution for the particular calendar year in question.

Any adjustment required as a result of any audit shall be made by adjustment to the Tenant Contribution so that said adjustment is fully made (or recovered) in equal installments over the twelve (12) month period immediately following the final resolution of said audit.

(e)          Documentary Tax.

In the event that any documentary stamp tax, sales tax or any other tax or similar charge (exclusive of any income tax payable by Landlord as a result hereof) becomes applicable to the rental, leasing or letting of the Premises, whether local, state or federal, and is required to be paid due to the execution hereof or otherwise with respect to this Lease or the payments due hereunder, the cost thereof shall be borne by Tenant and shall be paid promptly and prior to same becoming past due. Tenant shall provide Landlord with copies of all paid receipts respecting such tax or charge promptly after payment of same.

(f)           Late Payment.

If any monthly installment of Minimum Rental, Additional Rental (if any) or any other sum due and payable pursuant to this Lease remains due and unpaid five (5) business days after said amount becomes due, Tenant shall pay as additional rent hereunder a late payment charge equal to Five Hundred and No/100 Dollars ($500.00) on the unpaid rent or other payment. All unpaid rent and other sums of whatever nature owed by Tenant to Landlord under this Lease shall bear interest from the tenth (10th) day after the due date thereof until paid at the lesser of two percent (2%) per annum above the “prime rate” as published in The Wall Street Journal from time to time (the “Prime Rate”) or the maximum interest rate per annum allowed by law. Acceptance by Landlord of any payment from Tenant hereunder in an amount less than that which is currently due shall in no way affect Landlord’s rights under this Lease and shall in no way constitute an accord and satisfaction.

5.            ALTERATIONS AND IMPROVEMENTS BY TENANT.

Tenant shall make no structural changes to the Premises or the Building (or to the mechanical or building systems of the Building) and shall make no changes of any kind respecting the Premises or the Building which are visible from the exterior of the Premises without Landlord’s prior written consent, to be granted or withheld in Landlord’s sole discretion. Any other nonstructural changes or other alterations, additions, or improvements to the Premises shall be made by or on behalf of Tenant only with the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. All alterations, additions or improvements, including without limitation all partitions, walls, railings, carpeting, floor and wall coverings and other fixtures (excluding, however, Tenant’s trade fixtures as described in the paragraph entitled “Trade Fixtures and Equipment” below) made by, for, or at the direction of Tenant shall, when made, become the property of Landlord, at Landlord’s sole election and shall, unless otherwise specified by Landlord at the time of Landlord’s approval of same or Tenant’s installation of same, remain upon the Premises at the expiration or earlier termination of this Lease.

Notwithstanding anything contained herein to the contrary, all alterations and improvements undertaken by Tenant shall be consistent with the then-existing quality, color scheme (where appropriate), general aesthetic appearance and tenor of the balance of the Building and, in any event, Landlord may withhold its consent to any proposed alteration or improvement by Tenant unless Tenant agrees to remove said improvement at the end of the Term and/or restore the Premises to the condition in which it existed prior to the undertaking of the proposed alteration or improvement. Further, all alterations and improvements to the Premises, including without limitation the Tenant Improvements, whether undertaken by Tenant or Landlord shall be subject to a fee (the “Construction Management Fee”). Tenant agrees to pay Landlord the Construction Management Fee as follows:

(a)          Five percent (5%) of the total cost of planning and constructing any alterations and improvements if such construction costs exceed Ten Thousand and No/100 Dollars ($10,000.00); and

(b)          Ten percent (10%) of the total cost of planning and constructing any alterations and improvements if such construction costs are less than Ten Thousand and No/100 Dollars ($10,000.00).

6                          USE OF PREMISES.

(a)          Tenant shall use the Premises only for general office purposes and for no other purposes. Tenant shall comply with all laws, ordinances, orders, regulations or zoning classifications of any lawful governmental authority, agency or other public or private regulatory authority (including insurance underwriters or rating bureaus) having jurisdiction over the Premises. Tenant shall not do any act or follow any practice relating to the Premises, the Building or the Common Areas which shall constitute a nuisance or detract in any way from the reputation of the Building as a real estate development comparable to other comparable buildings in the Raleigh/Durham market taking into account rent and other relevant factors.   Tenant’s duties in this regard shall include allowing no noxious or offensive odors, fumes, gases, smoke, dust, steam or vapors, or any loud or disturbing noise or vibrations to originate in or emit from the Premises. In addition, Tenant shall not conduct a sale of any personal property on or about the Premises, the Building or in the Common Areas without the prior written consent of Landlord.

(b)          Without limiting the generality of (a) above, and excepting only office supplies and cleaning materials used by Tenant in its ordinary day to day business operations (but not held for sale, storage or distribution) and then only to the extent used, stored, transported and disposed of strictly in accordance with all applicable laws, regulations and manufacturer’s recommendations, the Premises shall not be used for the treatment, storage, transportation to or from, use or disposal of toxic or hazardous wastes, materials, or substances, or any other substance that is prohibited, limited or regulated by any governmental or quasi-governmental authority or that, even if not so regulated, could or does pose a hazard to health and safety of the occupants of the Building or surrounding property (collectively “Hazardous Substances”). In addition, Tenant shall be liable for, and shall indemnify and hold Landlord harmless from, all costs, damages and expenses (including reasonable attorneys’ fees) incurred in connection with the use, storage, discharge or disposal of any Hazardous Substances by Tenant or Tenant’s Invitees.

(c)          Tenant shall exercise due care in its use and occupancy of the Premises and shall not commit or allow waste to be committed on any portion of the Premises; and at the expiration or earlier termination of this Lease, Tenant shall deliver the Premises to Landlord in the same condition in which it existed as of the Commencement Date, ordinary wear and tear, fire or other casualty and acts of God alone excepted.

(d)          Tenant’s use and occupancy of the Premises shall include the use in common with others entitled thereto of the Common Areas and all other improvements provided by Landlord for the common use of the Building tenants, and any other common facility as may be designated from time to time by the Landlord, subject, however, to the terms and conditions of this Lease and to the reasonable rules and regulations for use therefor as prescribed from time to time by the Landlord.  Tenant, its employees, agents, customers and invitees shall have the nonexclusive use (in common with other benefiting tenants) to use the common areas for purposes intended and the non-exclusive use of the adjacent surface parking areas in accordance with Section 1(o) herein.  Tenant shall not at any time interfere with the use of the common areas by Landlord, another tenant or any other person entitled to use the same.  Landlord reserves the right, from time to time, to alter any of the common areas, to exercise control and management of the same, and to establish, modify, change and enforce such reasonable rules and regulations as Landlord in its discretion may deem desirable for the management of the Building or the common areas.

(e)          Tenant shall save Landlord harmless from any claims, liabilities, penalties, fines, costs, expenses or damages resulting from the failure of Tenant to comply with the provisions of this paragraph 6.  This indemnification shall survive the termination or expiration of this Lease.

7.            SERVICES BY LANDLORD.

Provided that Tenant has fully complied with all terms and conditions of this Lease and is not then in default hereunder, Landlord shall cause to be furnished to the Premises (subject to reimbursement as part of the Operating Expenses) in common with other tenants during “Standard Hours of Operation” (as defined below), Monday through Friday and Saturday (excluding holidays), the following services: janitorial services (once per working day after normal weekday working hours); water if available from city mains for drinking, lavatory and toilet purposes; operatorless elevator service; electricity for general office space use (including fluorescent lighting replacements to building standard fixtures only); trash removal in accordance with city schedules; and heating and air conditioning for reasonably comfortable use and occupancy of the Premisesk providing heating and cooling conforming to any governmental regulation prescribing limitations thereon shall be deemed consistent with the services provided by landlords of comparable buildings in the Raleigh/Durham market.  All additional costs resulting from Tenant’s extraordinary usage of heating, air conditioning or electricity shall be paid by Tenant, but Tenant shall not install equipment with unusual demands for any of the foregoing without Landlord’s prior written consent which Landlord may withhold if it determines that in its opinion such equipment may not be safely used in the Premises or that electrical service is not adequate therefor.  Notwithstanding anything contained herein to the contrary, Landlord reserves the right to contract with any third party provider of such utilities to provide such services to the Premises, the Building and the Business Park in the most economical manner and Tenant shall not contract with any other third party provider to supply such utili8ties to the Premises without Landlord’s prior written consent.  So long as Landlord acts reasonably and in good faith, there shall be no abatement or reduction of rent by reason of any of the foregoing services not being continuously provided to Tenant.

Landlord agrees to provide heating and air conditioning after-hours (i.e., hours before or after the Standard Hours of Operation) at Tenant’s request after reasonable notice and if the area to be served is zoned for this purpose. The cost of after-hours service of heating or air conditioning shall be additional rent payable monthly by Tenant at $25.00 per hour.

As used herein, “Standard Hours of Operation” shall mean and refer to those hours of operation at the Building which are 7:30 a.m. to 6:30 p.m. Monday through Friday and 8:00 a.m. through 1:00 p.m. on Saturday, except holidays. Holidays shall mean and refer to each of the following days (on the day set aside for observance): New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and any other holiday(s) generally recognized as such by landlords of office space in the Triangle Area office market, as reasonably determined by Landlord.

Landlord shall not be liable to Tenant for any damage caused to Tenant and its property due to the Building or any part or appurtenance thereof being improperly constructed or being or becoming out of repair, or arising from the leaking of a pipe, facility or system for any utility. Tenant shall immediately report to Landlord any defective condition in or about the Premises known to Tenant, and if such defect is not so reported and such failure results in other damage, Tenant shall be liable for the same.

8.            TAXES ON LEASE AND TENANT’S PROPERTY.

(a)          Tenant shall pay any taxes, documentary stamps or assessments of any nature which may be imposed or assessed upon this Lease, Tenant’s occupancy of the Premises or Tenant’s trade fixtures, equipment, machinery, inventory, merchandise or other personal property located on the Premises and owned by or in the custody of Tenant as promptly as all such taxes or assessments may become due and payable without any delinquency.

(b)          Landlord shall pay, subject to reimbursement from Tenant as provided in the paragraph entitled “Rental” of this Lease, all ad valorem property taxes which are now or hereafter assessed upon the Building and the Premises, except as otherwise expressly provided in this Lease.

9.            INSURANCE AND INDEMNITY.

(a)          Fire and Extended Coverage Insurance.  Landlord shall maintain and pay for fire and casualty special form “all risk” insurance, with extended coverage (including boiler and machinery coverage), covering the Building equal to at least eighty percent (80%) of the replacement cost thereof. Tenant shall not do or cause to be done or permit on the Premises anything deemed extrahazardous on account of fire and Tenant shall not use the Premises, the Common Areas or the Building in any manner which will cause an increase in the premium rate for any insurance in effect on the Building or a part thereof. If, because of anything done, caused to be done, permitted or omitted by Tenant or Tenant’s Invitees, the premium rate for any kind of insurance in effect on the Building or any part thereof shall be raised, Tenant shall pay Landlord on demand the amount of any such increase in premium which Landlord shall pay for such insurance and if Landlord shall demand that Tenant remedy the condition which caused any such increase in an insurance premium rate, Tenant shall remedy such condition within five (5) days after receipt of such demand. Tenant shall maintain and pay for all fire and extended coverage insurance on its contents in the Premises, including trade fixtures, equipment, machinery, merchandise or other personal property belonging to or in the custody of Tenant. In addition, at all times during the Term, Tenant shall procure and maintain business income and extra expense coverage in such amounts as will reimburse Tenant for direct or indirect loss or earnings attributable to any loss caused by fire or other casualty or cause including, but not limited to, vandalism, theft and water damage of any type.

Notwithstanding anything herein to the contrary, Landlord reserves the right for itself, successors and assigns to self-insure against any risk required hereunder to be insured or otherwise assumed by Landlord so long as any such program of self-insurance affords the same coverage of risks and benefits which would be afforded in the event Landlord procured insurance from a third-party insurer.

(b)          Liability Insurance.  At all times during the term of this Lease, Tenant shall, at its sole cost and expense, keep in force adequate public liability insurance under the terms of a commercial general liability policy (occurrence coverage) in the amount of not less than Three Million and No/100 Dollars ($3,000,000.00) single limit with such company(ies) licensed to do business in North Carolina and as shall from time to time be reasonably acceptable to Landlord (and to any lender having a mortgage interest in the Premises) and naming Landlord and Landlord’s agent as an additional insured (and, if requested by Landlord from time to time, naming Landlord’s mortgagee as an additional insured).   In the event Tenant employs any

contractor to perform any work in the Premises, Tenant shall provide Landlord with insurance certificates naming Landlord and such other parties as Landlord may designate as additional insureds under policies of builders risk and general liability insurance and shall also provide Landlord with evidence of satisfactory workers compensation coverage in accordance with applicable statutory requirements. All policies of insurance required to be maintained by Tenant shall be with companies rated A-X or better in the most current issue of Best’s Insurance Reports and shall have a deductible of $25,000.00 or less. Such insurance shall include, without limitation, personal injury and contractual liability coverage for the performance by Tenant of the indemnity agreements set forth in this Lease. Tenant shall first furnish to Landlord copies of policies or certificates of insurance evidencing the required coverage prior to the Commencement Date and thereafter prior to each policy renewal date.  All policies required of Tenant hereunder shall contain a provision whereby the insurer is not allowed to cancel or change materially the coverage without first giving thirty (30) days’ written notice to Landlord.

(c)          Indemnity.  Tenant shall indemnify and save Landlord harmless against any and all claims, suits, demands, actions, fines, damages, and liabilities, and all costs and expenses thereof (including without limitation reasonable attorneys’ fees) attributable to Tenant’s use or occupancy of the Premises, or otherwise arising out of injury to persons (including death) or property occurring in, on or about, or arising out of the Premises or other areas in the Building if caused or occasioned wholly or in part by any act or omission of Tenant or Tenant’s Invitees, except to the extent caused by the gross negligence or willful misconduct of Landlord. The non-prevailing party shall also pay all costs, expenses and reasonable attorneys’ fees that may be incurred by the prevailing party in enforcing the agreements of this Lease, whether incurred as a result of litigation or otherwise. Tenant shall give Landlord immediate notice of any such happening causing injury to persons or property.

(d)          Landlord Insurance.  Landlord shall keep in force during the term of this Lease insurance in such amounts and coverages as Landlord deems appropriate or is otherwise required of Landlord by third parties, such as its lender.

10.          LANDLORD’S COVENANT TO REPAIR AND REPLACE.

(a)          During the Term, Landlord shall be responsible for necessary repairs or replacements to the base building structural components of the Building which are designated as Landlord’s Work on Exhibit C-l attached hereto, including without limitation, the central plumbing and electrical systems serving the Building, except for repairs or replacements to any Tenant Improvements or any trade fixtures or equipment required or requested by Tenant, or otherwise necessitated by the negligence, misconduct, acts or omissions of Tenant or Tenant’s Invitees, which shall be made at Tenant’s sole cost and expense, unless such amounts are paid to Landlord pursuant to an insurance policy. Landlord shall maintain the Building in a manner which is comparable with other comparable buildings in the Raleigh/Durham market, taking into account rent and other relevant factors, and in compliance with applicable laws, regulations, ordinances and codes; however, any non-compliance shall not materially impair Tenant’s use and enjoyment of the Premises or constitute a threat or danger to the health or safety of Tenant or Tenant’s Invitees. Landlord’s repairs and replacements shall be made as soon as reasonably possible using due diligence and reasonable efforts, taking into account in each instance all circumstances surrounding the repair or replacement including without limitation, the materiality of the repair or replacement to Tenant’s use and operation of its business within the Premises and the relation thereof to the enjoyment of same, such period not to exceed 120 days after receiving written notice from Tenant of the need for repairs or such longer period of time as is reasonably necessary under the circumstances so long as Landlord is diligently pursuing the completion of same; provided, however, in no event shall such period of time exceed 180 days after receipt of written notice from Tenant. If Landlord cannot, using due diligence, complete its repairs within the time period herein specified and such failure to repair has a material adverse impact on Tenant’s use or occupancy of the Premises, then (unless the need for such repairs or replacements is the result of the negligence, misconduct or acts or omissions of Tenant or Tenant’s Invitees, in which event Tenant shall not be entitled to any remedy), such failure to repair shall be deemed to be a Landlord default hereunder. If the need for such repairs or replacements is the result of the negligence, misconduct or acts or omissions of Tenant or Tenant’s Invitees, and the expense of such repairs or replacements are not fully covered and paid by Landlord’s insurance, then Tenant shall pay Landlord the full amount of expenses not covered. Landlord’s duty to repair or replace as prescribed in this paragraph shall be Tenant’s sole remedy and shall be in lieu of all other warranties or guaranties of Landlord, express or implied; provided, however, in the event Landlord, following receipt of written notice detailing such repair, negligently fails to repair the Premises in accordance with this Section 10(a) and as a result of Landlord’s negligence, a material portion of the. Premises is rendered untenantable for a period of thirty (30) consecutive days, the Annual Rental payable hereunder shall abate as of the expiration of said thirty (30) days period until the earlier of: (i) Tenant’s occupancy of any portion of the Premises, or (ii) Landlord’s completion of the repair in accordance with the terms hereof.

(b)          Except as otherwise expressly provided herein, Landlord shall not be liable for any failure to make any repairs or to perform any maintenance required of Landlord hereunder unless such failure shall persist for an unreasonable period of time after written notice from Tenant setting forth the need for such repair(s) or replacement(s) in reasonable detail has been received by Landlord. Except as set forth in the paragraph of this Lease entitled “Damage or Destruction of Premises” and Section 10(a) herein, there shall be no abatement of rent. There shall be no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, replacements, alterations or improvements to any portion of the Building or the Premises, or to fixtures, appurtenances and equipment therein except to the extent of Landlord’s gross negligence or willful misconduct. To the extent permitted under applicable law, Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect.

11.          PROPERTY OF TENANT.

All property placed on the Premises by, at the direction of, or with the consent of Tenant or Tenant’s Invitees, shall be at the risk of Tenant or the owner thereof and Landlord shall not be liable for any loss of or damage to said property resulting from any cause whatsoever except to the extent of any loss or damage caused by the gross negligence or willful misconduct of Landlord or its agents, provided same is not covered by the insurance Tenant is required to maintain under the terms of this Lease.

12.          TRADE FIXTURES AND EQUIPMENT.

Prior to installation, Tenant shall furnish to Landlord notice of all trade fixtures and equipment which it intends to install within the Premises and the installation of same shall be subject to Landlord’s consent, which shall not be unreasonably withheld, conditioned or delayed so long as said equipment is not visible from the exterior of the Building and does not otherwise affect any structural components of the Building or any of the Building systems. So long as no Event of Default has occurred and is continuing hereunder, any trade fixtures and equipment installed in the Premises at Tenant’s expense and identified by Tenant in notice to Landlord shall remain Tenant’s personal property and Tenant shall have the right at any time during the Term to remove such trade fixtures and equipment. Upon removal of any trade fixtures and equipment, Tenant shall immediately restore the Premises to substantially the same condition in which it existed as of the Commencement Date, ordinary wear and tear, casualty and acts of God alone excepted. Any trade fixtures not removed by Tenant at the expiration or an earlier termination of the Lease shall, at Landlord’s sole election, either (i) become the property of Landlord, in which event Landlord shall be entitled to handle and dispose of same in any manner Landlord deems fit without any liability or obligation to Tenant or any other third party with respect thereto, or (ii) be subject to Landlord’s removing such property from the Premises and storing same, all at Tenant’s expense and without any recourse against Landlord with respect thereto. Without items in excess of building standard. In any event, Landlord shall not be required to expend more funds than the amount received by Landlord from the proceeds of any insurance and any amounts received from Tenant.

13.          DAMAGE OR DESTRUCTION OF PREMISES.

If the Premises are damaged by fire or other casualty, but are not rendered untenantable for Tenant’s business, either in whole or in part, Landlord shall cause such damage to be repaired without unreasonable delay and the Annual Rental shall not abate. If by reason of such casualty the Premises are rendered untenantable for Tenant’s business, either in whole or in part, Landlord shall cause the damage to the physical structure of the Building (excluding any tenant improvements or alterations therein) to be repaired or replaced without unreasonable delay, and, in the interim, the Annual Rental shall be proportionately reduced as to such portion of the Premises as is rendered untenantable. Any such abatement of rent shall not, however, create an extension of the Term. Provided, however, if by reason of such casualty, the Premises are rendered untenantable in some material portion, and Landlord, in its reasonable estimation, determines that the amount of time required to repair the damage using due diligence is in excess of one hundred fifty (150) days after the issuance of a building permit by the applicable governmental authorities (Landlord agreeing to use reasonable, diligent efforts to procure said permit), then either party shall have the right to terminate this Lease by giving written notice of termination within thirty (30) days after the date of casualty, and the Annual Rental shall (i) abate as of the date of such casualty in proportion to the part of the Premises rendered untenantable and (ii) abate entirely as of the effective date of the termination of this Lease. In the event Landlord is unable to repair the Premises in accordance with this Section 13 on or before that date which is sixty (60) days following the targeted completion date (as reasonably determined by Landlord), subject to delays beyond Landlord’s reasonable control, either party shall have the right to terminate the Lease upon thirty (30) days advance written notice to the other following the expiration of said sixty (60) day period. Notwithstanding the foregoing, in the event the casualty giving rise to an election to terminate is caused by the negligence, misconduct or acts or omissions of Tenant or Tenant’s Invitees, Tenant shall have no right to terminate this Lease. Notwithstanding the other provisions of this paragraph, in the event there should be a casualty loss to the Premises during the last Lease Year of the Term, Landlord may, at its option, terminate this Lease by giving written notice to Tenant within thirty (30) days after the date of the casualty and the Annual Rental shall abate as of the date of such notice and Tenant shall have a period of fifteen (15) days following its receipt of such notice of termination from Landlord to vacate the Premises. Except as provided herein, Landlord shall have no obligation to rebuild or repair in case of fire or other casualty, and no termination under this paragraph shall affect any rights of Landlord or Tenant hereunder because of prior defaults of the other party. Tenant shall give Landlord immediate notice of any fire or other casualty in the Premises. Notwithstanding anything contained in this Section to the contrary, Landlord shall only be obligated to restore the Premises to a building standard condition unless Tenant makes available to Landlord proceeds from Tenant’s insurance sufficient to repair and restore the Premises to the condition in which it existed immediately prior to such casualty, including those items in excess of building standard.  In any event, Landlord shall not be required to expend more funds than the amount received by Landlord from the proceeds of any insurance and any amounts received from Tenant.

14.          GOVERNMENTAL ORDERS.

Except as hereinbelow set forth regarding compliance of the physical structure of the Building with applicable governmental regulations, including without limitation, compliance with the applicable requirements of the Americans with Disabilities Act and the implementing regulations (the “ADA”) as of the Commencement Date, Tenant agrees, at its own expense, to comply promptly with all requirements of any legally constituted public authority that may be in effect from time to time made necessary by reason of Tenant’s use or occupancy of the Premises. Landlord agrees to comply promptly with any such requirements if not made necessary by reason of Tenant’s use or occupancy. With regard to the physical structure of the Building, Landlord agrees to use good faith and due diligence to undertake those actions that are “readily achievable” (as such term is defined in the ADA) in order to attempt to bring the physical structure of the Building in compliance with the applicable requirements of the ADA in effect as of the Commencement Date. If it is determined that for any reason Landlord shall have failed to cause the physical structure of the Building to be brought into compliance with the ADA as of the Commencement Date (to at least the minimum extent required under applicable regulations then in effect), then Landlord, as its sole obligation, will take the action(s) necessary to cause the physical structure of the Building (excluding any tenant improvements or alterations) to so comply, and Tenant acknowledges and agrees that Landlord has and shall have no other obligation or liability whatsoever to Tenant, or to anyone claiming by or through Tenant, regarding any failure of the Building or the activities therein to comply with the applicable requirements of the ADA. Notwithstanding anything contained herein to the contrary, it is agreed that: (a) Tenant is exclusively responsible for all compliance with all requirements of any legally constituted public authority in the event non-compliance relates to the design of the interior of the Premises pursuant to the Plans or Tenant’s use of Premises and (b) in the event of any non-compliance for which Landlord is responsible, Landlord shall not be deemed in breach of this Lease if such non-compliance does not materially impair Tenant’s use of, or operations from, the Premises or threaten or endanger the health or safety of Tenant or Tenant’s Invitees.

15.          MUTUAL WAIVER OF SUBROGATION.

For the purpose of waiver of subrogation, the parties mutually release and waive unto the other all rights to claim damages, costs or expenses for any injury to property caused by a casualty or any other matter whatsoever in, on or about the Premises if the amount of such damage, cost or expense has been paid to such damaged party under the terms of any policy of insurance or would have been paid if the injured party had carried the insurance required of it hereunder. All insurance policies carried with respect to this Lease, if permitted under applicable law, shall contain a provision whereby the insurer waives, prior to loss, all rights of subrogation against either Landlord or Tenant.

16.          SIGNS AND ADVERTISING.

(a)          Landlord shall install, at Tenant’s sole cost and expense, tenant identification signage in accordance with building standards at or near the suite entrance to the Premises and in the directory located in the lobby of the Building.

(b)          In order to provide architectural control for the Building and the Business Park, Tenant shall not install any exterior signs, marquees, billboards, outside lighting fixtures and/or other decorations on the Building, the Premises or the Common Areas. Landlord shall have the right to remove any such sign or other decoration restore fully the Building, the Premises or the Common Areas at the cost and the expense of Tenant if any such exterior work is done without Landlord’s prior written approval, which approval Landlord shall be entitled to withhold or deny in its sole discretion.   Tenant shall not permit, allow or cause to be used in, on or about the Premises any sound production devices, mechanical or moving display devices, bright lights, or other advertising media, the effect of which would be visible or audible from the exterior of the Premises.

17.          LANDLORD’S RIGHT OF ENTRY.

Landlord, and those persons authorized by it, shall have the right to enter the Premises at all reasonable times and upon reasonable notice for the purposes of making repairs, making connections, installing utilities, providing services to the Premises or for any other tenant, making inspections, showing the same to prospective purchasers or lenders or, during the last nine (9) months of the Term, as same may be extended, showing the same to prospective tenants, as well as at any time without notice in the event of emergency involving possible injury to property or persons in or around the Premises or the Building.

18.          LANDLORD’S LIEN.

In addition to any statutory lien in Landlord’s favor, Landlord shall have and Tenant hereby grants to Landlord a continuing first security lien interest for all rentals and other sums of money due or to become due hereunder from Tenant, and to secure payment for any damages or loss which Landlord may suffer by reason of the breach by Tenant of any covenant, agreement or condition contained herein, upon all goods, wares, equipment, fixtures, furniture, inventory, and other personal property of Tenant now or hereafter situated at the Premises, and all proceeds therefrom; and such property shall not be removed from the Premises without the consent of Landlord until all arrearages in rent as well as any and all other sums of money then due to Landlord hereunder shall first have been paid and discharged and all the covenants, agreements and conditions hereof have been fully complied with and performed by Tenant. In the event any of the foregoing described property is removed from the Premises in violation of the covenant in the preceding sentence, the security interest shall continue in such property regardless of location. Upon the occurrence of a default by Tenant hereunder, Landlord shall have, in addition to all other rights and remedies, all rights and remedies under the Uniform Commercial Code then in effect in the State of North Carolina, including, without limitation, the right to sell the property described in this Section at public or private sale. Any surplus shall be paid Tenant or as otherwise required by law; and Tenant shall pay any deficiencies therein to Landlord forthwith. Tenant hereby agrees to execute such other instruments necessary or desirable under applicable law to perfect the security interest hereby created, including a financing statement. In no event shall Tenant or Tenant’s lender cause to be recorded any financing statements, Uniform Commercial Code filings or their equivalents in connection with this Lease which would affect or otherwise impair or encumber title to the Building or Landlord’s fixtures and real or personal property located in the Building or the Business Park. Notwithstanding the foregoing, upon the request of Tenant, Landlord agrees to execute and deliver any instruments reasonably acceptable to Landlord which are necessary to subordinate the above-described Landlord’s lien to the security interest of any third party encumbering any readily removable or unattached furniture and miscellaneous equipment of Tenant situated in or on the Premises; provided, however, in no event may any fixtures or attached equipment be removed from the Premises without Landlord’s prior written consent.

19.          EMINENT DOMAIN.

If any substantial portion of the Premises is taken under the power of eminent domain (including any conveyance made in lieu thereof) or if such taking shall materially impair the normal operation of Tenant’s business, then either party shall have the right to terminate this Lease by giving written notice of such termination within thirty (30) days after such taking. If neither party elects to terminate this Lease, Landlord shall repair and restore the Premises to the best possible tenantable condition (but only to the extent of any condemnation proceedings made available to Landlord) and the Annual Rental shall be proportionately and equitably reduced as of the date of the taking. All compensation awarded for any taking (or the proceeds of a private sale in lieu thereof) shall be the property of Landlord whether such award is for compensation for damages to the Landlord’s or Tenant’s interest in the Premises, and Tenant hereby assigns all of its interest in any such award to Landlord; provided, however, Landlord shall not have any interest in any separate award made to Tenant for loss of business, moving expense or the taking of Tenant’s trade fixtures or equipment if a separate award for such items is made to Tenant and if such separate award does not reduce the award to Landlord. Notwithstanding the foregoing, in no event shall Tenant be entitled to any compensation for the loss of its leasehold estate.

20.          EVENTS OF DEFAULT AND REMEDIES.

(a)          Upon the occurrence of any one or more of the following events (the “Events of Default,” any one an “Event of Default”), Landlord shall have the right to exercise any rights or remedies available in this Lease, at law or in equity. Events of Default shall be:

(i) Tenant’s failure to pay any rental or other sum of money payable hereunder within five (5) days after same becomes due; provided, however, Tenant shall be entitled to written notice from Landlord that such amounts are past due no more than twice in any Lease Year and it shall not be deemed an Event of Default hereunder so long as Tenant makes any such payments to Landlord within five (5) days after receipt of said written notice from Landlord;

(ii) Tenant’s failure to perform any other of the terms, covenants or conditions contained in this Lease if not remedied within thirty (30) days after receipt of written notice thereof, or if such default cannot be remedied within such period, Tenant does not within thirty (30) days after written notice thereof commence such act or acts as shall be necessary to remedy the default and shall not thereafter diligently prosecute such cure and complete such act or acts within ninety (90) days after written notice thereof:

(iii) Tenant shall become bankrupt or insolvent, or file any debtor proceedings, or file pursuant to any statute a petition in bankruptcy or insolvency or for reorganization, or file a petition for the appointment of a receiver or trustee for all or substantially all of Tenant’s assets and such petition or appointment shall not have been set aside within sixty (60) days from the date of such petition or appointment, or if Tenant makes an assignment for the benefit of creditors, or petitions for or enters into an arrangement; or

(iv) A default by Tenant under any other lease heretofore or hereafter made by Tenant for any other space in the Project.

(b)          In addition to its other remedies, Landlord, upon an Event of Default by Tenant, shall have the immediate right, after any applicable grace period expressed herein, to terminate and cancel this Lease and/or terminate Tenant’s right of possession and reenter and remove all persons and properties from the Premises and dispose of such property as it deems fit, all without being guilty of trespass or being liable for any damages caused thereby. If Landlord reenters the Premises, it may either terminate this Lease or, from time to time without terminating this Lease, terminate Tenant’s right of possession and make such alterations and repairs as may be necessary or appropriate to relet the Premises and relet the Premises upon such terms and conditions as Landlord deems advisable without any responsibility on Landlord whatsoever to account to Tenant for any surplus rents collected. No retaking of possession of the Premises by Landlord shall be deemed as an election to terminate this Lease unless a written notice of such intention is given by Landlord to Tenant at the time of reentry; but, notwithstanding any such reentry or reletting without termination, Landlord may at any time thereafter elect to terminate for such previous default. In the event of an elected termination by Landlord, whether before or after reentry, Landlord may recover from Tenant damages, including the costs of recovering the Premises and any costs incurred in reletting the Premises, and Tenant shall remain liable to Landlord for the total Annual Rental (which may at Landlord’s election be accelerated to be due and payable in full as of the Event of Default and recoverable as damages in a lump sum) as would have been payable by Tenant hereunder for the remainder of the term less the rentals actually received from any reletting or, at Landlord’s election, less the reasonable rental value of the Premises for the remainder of the term. In determining the Annual Rental which would be payable by Tenant subsequent to default, except with respect to Minimum Rental (which shall be calculated in accordance with Section l(g) hereof), the Annual Rental for each Lease Year of the unexpired term shall be equal to the Annual Rental payable by Tenant for the last Lease Year prior to the default. If any rent owing under this Lease is collected by or through an attorney, Tenant agrees to pay Landlord’s reasonable attorneys’ fees to the extent allowed by applicable law. Notwithstanding anything contained herein to the contrary, upon an Event of Default by Tenant, Landlord agrees to use reasonable efforts to mitigate its damages.

21.          SUBORDINATION.

This Lease is subject and subordinate to any and all mortgages or deeds of trust currently existing on the property of which the Premises is a part, and this clause shall be self-operative without any further instrument necessary to effect such subordination; however, if requested by Landlord, Tenant shall promptly execute and deliver to Landlord any such certificate(s) in a commercially reasonable form as Landlord may reasonably request evidencing the subordination of this Lease to, or the assignment of this Lease as additional security for, such mortgages or deeds of trust; provided, further, upon Tenant’s request, Landlord shall use reasonable efforts to obtain a non-disturbance agreement in a commercially reasonable form from any such mortgagee, trustee or beneficiary currently having an interest in all or any portion of the Premises. Subject to the condition precedent that Landlord provide Tenant with a non-disturbance agreement in a commercially reasonable form in favor of Tenant from any mortgagee, trustee or beneficiary, this Lease shall be subject and subordinate to any mortgage or deed of trust which may hereafter encumber the property of which the Premises is a part. Tenant’s obligations under this Lease shall continue in full force and effect notwithstanding any such default proceedings under a mortgage or deed of trust and shall attorn to the mortgagee, trustee or beneficiary of such mortgage or deed of trust, and their successors or assigns, and to the transferee under any foreclosure or default proceedings. Tenant will, upon request by Landlord, execute and deliver to Landlord or to any other person designated by Landlord, any instrument or instruments in a commercially reasonable form required to give effect to the provisions of this paragraph.

22.          ASSIGNMENT AND SUBLETTING.

Except with respect to an assignment or sublease to an Affiliate (as hereinafter defined), which shall only require advance written notice to Landlord, Tenant shall not assign, sublet, mortgage, pledge or encumber this Lease, the Premises, or any interest in the whole or in any portion thereof, directly or indirectly, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. In the event of any assignment, sublease, mortgage, pledge or encumbrance, Tenant shall: (i) remain primarily liable for the performance of all terms of this Lease, (ii) pay all reasonable costs incurred by Landlord in connection with such assignment, sublease or mortgage, including without limitation, attorneys’ fees and a $500.00 processing fee, and (iii) pay to Landlord one-half (1/2) of any rental or any fees or charges received by Tenant (less any reasonable expenses incurred by Tenant in connection with such assignment or sublease, including without limitation, reasonable attorney’s fees and brokerage commissions) in excess of the Annual Rental payable to Landlord hereunder as further rental under this Lease. Landlord’s consent to one assignment or sublease will not waive the requirement of its consent to any subsequent assignment or sublease as required herein. Upon notice to Landlord of a proposed sublease or assignment of all or any portion of the Premises for the balance of the Term (the “Proposed Space”), Landlord shall have the option, within fifteen (15) days after its receipt of such notice, to terminate this Lease with respect to the Proposed Space, whereupon the parties hereto shall have no further rights or liabilities with respect to the Proposed Space except as otherwise expressly set forth herein. For purposes hereof, an “Affiliate” shall be deemed to be any entity which controls, is controlled by, or is under common control with, Tenant.

In the event of a proposed assignment of this Lease or subletting of all or a part of the Premises, Tenant shall submit to Landlord, in writing, (i) the name of the proposed assignee or sublessee, (ii) current financial statements available to Tenant disclosing the financial condition of the proposed assignee or subtenant, (iii) the nature of the business of the proposed assignee or sublessee, and its proposed use of the Premises (any assignment or subletting being subject to restrictions on use contained in this Lease, the violation of which by the proposed assignee or sublessee shall constitute absolute grounds for Landlord’s denial of the requested assignment or subletting, such grounds not being the exclusive grounds for denial under clause (iii)) and (iv) the proposed commencement date of the assignment or subletting, together with a copy of the proposed assignment or sublease. Within thirty (30) days after its receipt of such notice, Landlord shall either approve or disapprove such proposed assignment or sublease in writing.

Tenant shall promptly deliver a copy of the fully executed assignment or sublease to Landlord upon its receipt of same.

Notwithstanding anything in this Lease to the contrary, Tenant further agrees that any assignment or sublease shall be subject to the following additional limitations: (i) in no event may Tenant assign this Lease or sublet all or any portion of the Premises to an existing Tenant of the Business Park or its subtenant or assignee; (ii) in no event shall the proposed subtenant or assignee be a person or entity with whom Landlord or its agent is negotiating and to or from whom Landlord, or its agent, has given or received any written proposal within the past three (3) months regarding a lease of space in the Business Park; and (iii) Tenant shall not publicly advertise the rate for which Tenant is willing to sublet the Premises; and all public advertisements of the assignment of the Lease or sublet of the Premises, or any portion thereof, shall be subject to prior written approval by Landlord, such approval not to be unreasonably withheld or delayed. Said public advertisement shall include, but not be limited to, the placement or display of any signs or lettering on the exterior of the Premises or on the glass or any window or door of the Premises or in the interior of the Premises if it is visible from the exterior.

23           LANDLORD DEFAULT.

In the event of any default by Landlord under this Lease, Tenant will give Landlord written notice specifying such default with particularity, and Landlord shall thereupon have thirty (30) days (or such longer period as may be required in the exercise of due diligence) in which to cure any such default. Unless and until Landlord fails to so cure any default after such notice, Tenant shall not have any remedy or cause of action by reason thereof. All obligations of Landlord hereunder will be construed as covenants, not conditions. Notwithstanding any other provisions of this Lease to the contrary, Tenant shall look solely to Landlord’s equity in the Building, and not to any other or separate business or non-business assets of Landlord, or any partner, shareholder, officers or representative of Landlord, for the satisfaction of any claim brought by Tenant against Landlord, and if Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord’s part to be performed, and as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only: (i) out of the proceeds of sale received upon levy against Landlord’s equity in the Building, and/or (ii) to the extent not encumbered by a secured creditor, out of the rents or other incomes receivable by Landlord from the Building. Further, in the event the owner of Landlord’s interest in this Lease is at any time a partnership, joint venture or unincorporated association, Tenant agrees that the members or partners of such partnership, joint venture or unincorporated association shall not be personally or individually liable or responsible for the performance of any of Landlord’s obligations hereunder. With respect to any provisions of this Lease which provides that Landlord shall not unreasonably withhold or delay any consent or approval, Tenant shall not have, and Tenant hereby waives, any claim for money damages; nor shall Tenant claim any money damages by way of setoff, counterclaim or defense, based upon any allegation of unreasonableness by Landlord. Tenant’s sole remedy shall be an action or proceeding to enforce any such provisions, or for specific performance, injunction or declaratory judgment.

24.          TRANSFER OF LANDLORD’S INTEREST.

If Landlord shall sell, assign or transfer all or any part of its interest in the Building or in this Lease to a successor in interest which expressly assumes the obligations of Landlord hereunder, then Landlord shall thereupon be released or discharged from all covenants and obligations hereunder, and Tenant shall look solely to such successor in interest for performance of all of Landlord’s obligations. Tenant’s obligations under this Lease shall in no manner be affected by Landlord’s sale, assignment, or transfer of all or any part of such interest(s) of Landlord, and Tenant shall thereafter attorn and look solely to such successor in interest as the Landlord hereunder.

25.          COVENANT OF QUIET ENJOYMENT.

Landlord represents that it has full right and authority to lease the Premises and Tenant shall peacefully and quietly hold and enjoy the Premises for the full Term hereof so long as no Event of Default occurs hereunder.

26.          ESTOPPEL CERTIFICATES.

Within ten (10) business days after a request by Landlord, Tenant shall deliver a written estoppel certificate, in form supplied by or acceptable to Landlord, certifying any facts that are then true with respect to this Lease to the best of Tenant’s knowledge, including without limitation that this Lease is in full force and effect, that no Event of Default exists on the part of Landlord or Tenant, that Tenant is in possession, that Tenant has commenced the payment of rent, and that Tenant claims no defenses or offsets with respect to payment of rentals under this Lease. Likewise, within ten (10) business days after a request by Tenant, Landlord shall deliver to Tenant a similar estoppel certificate covering such matters as are reasonably required by Tenant.

27.          PROTECTION AGAINST LIENS.

Tenant shall do all things necessary to prevent the filing of any mechanics’, materialmen’s or other types of liens whatsoever, against all or any part of the Premises by reason of any claims made by, against, through or under Tenant. If any such lien is filed against the Premises, Tenant shall either cause the same to be discharged of record within twenty (20) days after filing or, if Tenant in its discretion and in good faith determines that such lien should be contested, it shall furnish such security as may be necessary to prevent any foreclosure proceedings against the Premises during the pendency of such contest. If Tenant shall fail to discharge such lien within said time period or fail to furnish such security, then Landlord may at its election, in addition to any other right or remedy available to it, discharge the lien by paying the amount claimed to be due or by procuring the discharge by giving security or in such other manner as may be allowed by law. If Landlord acts to discharge or secure the lien then Tenant shall immediately reimburse Landlord for all sums paid and all costs and expenses (including reasonable attorneys’ fees) incurred by Landlord involving such lien together with interest on the total expenses and costs at an interest rate equal to the Prime Rate plus five percent (5%).

28.          MEMORANDUM OF LEASE.

If requested by Tenant, Landlord shall execute a recordable Memorandum or Short Form Lease, prepared at Tenant’s expense, specifying the exact term of this Lease and such other terms as the parties shall mutually determine.

29.          FORCE MAJEURE.

In the event Landlord or Tenant shall be delayed, hindered or prevented from the performance of any act required hereunder, by reason of governmental restrictions, scarcity of labor or materials, strikes, fire, or any other reasons beyond its reasonable control, the performance of such act shall be excused for the period of delay, and the period for performance of any such act shall be extended as necessary to complete performance after the delay period. However, the provisions of this paragraph shall in no way be applicable to Tenant’s obligations to pay Annual Rental or any other sums, monies, costs, charges or expenses required by this Lease.

30.          REMEDIES CUMULATIVE – NONWAIVER.

Unless otherwise specified in this Lease, no remedy of Landlord or Tenant shall be considered exclusive of any other remedy, but each shall be distinct, separate and cumulative with other available remedies. Each remedy available under this Lease or at law or in equity may be exercised by Landlord or Tenant from time to time as often as the need may arise. No course of dealing between Landlord and Tenant or any delay or omission of Landlord or Tenant in exercising any right arising from the other party’s default shall impair such right or be construed to be a waiver of a default.

31.          HOLDING OVER.

If Tenant remains in possession of the Premises or any part thereof after the expiration of the Term, whether with or without Landlord’s acquiescence, Tenant shall be deemed only a tenant at will and there shall be no renewal of this Lease without a written agreement signed by both parties specifying such renewal. The “monthly” rental payable by Tenant during any such tenancy at will period shall be one hundred fifty percent (150%) of the monthly installments of Annual Rental payable during the final Lease Year immediately preceding such expiration. Tenant shall also remain liable for any and all damages, direct and consequential, suffered by Landlord as a result of any holdover without Landlord’s unequivocal written acquiescence.

32.          NOTICES.

Any notice allowed or required by this Lease shall be deemed to have been sufficiently served if the same shall be in writing and placed in the United States mail, via certified mail or registered mail, return receipt requested, with proper postage prepaid or delivered by a nationally recognized overnight courier and addressed to the appropriate party at the address set forth in Section l(k) hereof.

The addresses of Landlord and Tenant and the party, if any, to whose attention a notice or copy of same shall be directed may be changed or added from time to time by either party giving notice to the other in the prescribed manner.

33.          LEASING COMMISSION.

Landlord and Tenant represent and warrant each to the other that they have not dealt with any broker(s) or any other person claiming any entitlement to any commission in connection with this transaction except the Broker(s) set forth in Section l(m) hereof. Tenant agrees to indemnify and save Landlord and Landlord’s agent, Tri Properties Inc., harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’ fees, for any leasing commissions or other commissions, fees, charges or payments resulting from or arising out of their respective actions in connection with this Lease. Landlord agrees to indemnify and save Tenant harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’ fees, for any leasing commissions or other commissions, fees, charges or payments resulting from or arising out of its actions in connection with this Lease. Landlord agrees to be responsible for the leasing commission due Broker pursuant to a separate written agreement between Landlord and Broker, and to hold Tenant harmless respecting same.

34.          MISCELLANEOUS.

(a)          Rules and Regulations.

Landlord shall have the right from time to time to prescribe reasonable rules and regulations (the “Rules and Regulations”) for Tenant’s use of the Premises and the Building. A copy of Landlord’s current Rules and Regulations respecting the Premises and the Building is attached hereto as Exhibit “B”. Tenant shall abide by and actively enforce on all Tenant’s Invitees such regulations including without limitation rules governing parking of vehicles in designated areas.

(b)          Evidence of Authority.

If requested by Landlord, Tenant shall furnish appropriate legal documentation evidencing the valid existence and good standing of Tenant and the authority of any parties signing this Lease to act for Tenant.

(c)          Nature and Extent of Agreement.

This Lease, together with all exhibits hereto, contains the complete agreement of the parties concerning the subject matter, and there are no oral or written understandings, representation, or agreements pertaining thereto which have not been incorporated herein. This Lease creates only the relationship of landlord and tenant between the parties, and nothing herein shall impose upon either party any powers, obligations or restrictions not expressed herein. This Lease shall be construed and governed by the laws of the state in which the Premises are located.

(d)          Binding Effect.

This Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns. This Lease shall not be binding on Landlord until executed by an authorized signature of Landlord and delivered to Tenant. No amendment or modification to this Lease shall be binding upon Landlord unless same is in writing and executed by an authorized signatory of Landlord.

(e)          Captions and Headings.

The captions and headings in this Lease are for convenience and reference only, and they shall in no way be held to explain, modify, or construe the meaning of the terms of this Lease.

(f)           Lease Review.

The submission of this Lease to Tenant for review does not constitute a reservation of or option for the Premises, and this Lease shall become effective as a contract only upon execution and delivery by Landlord and Tenant.

(g)          Prevailing Party.

If either Landlord or Tenant places in the hands of an attorney the enforcement of this Lease or any portion thereof, for the collection of any rent due or to become due hereunder, or recovery of the possession of the Premises, or file suit upon same, the non-prevailing (or defaulting) party shall pay the other party reasonable attorney’s fees and court costs.

(h)          Security Deposit.

Tenant has paid to Landlord upon signing this Lease the Security Deposit as described in Section 1(1) as security for Tenant’s performance of all obligations hereunder. The Deposit may be held by Landlord in such manner as it shall elect and Landlord shall be entitled to any interest which accrues on the Deposit.  In the event of a default by Tenant, Landlord may, at its option, apply all or any part of the Deposit to cure the default, and thereupon Tenant shall immediately redeposit with Landlord the amount so applied in order that Landlord will always have the full Deposit on hand during the term of this Lease. Upon the termination of this Lease, provided that Tenant is not in default hereunder, Landlord shall refund to Tenant any of the remaining balance of the Deposit within ninety (90) days after the termination of this Lease subject to final adjustments for payment of any rental required by this Lease. If the Building is sold, Landlord shall have the right to transfer the Deposit to the new owner, and upon the new owner’s express assumption of the obligations for the Deposit required by this Lease, Landlord shall thereupon be released from all liability for such Deposit, and Tenant thereafter shall look only to the new owner for such Deposit. The terms hereof shall apply to every transfer of the Deposit.

(i)           Right to Relocate.  [Intentionally Deleted]

(j)           Building Access.  There shall be open access to the Building during Standard Hours of Operation (as herein defined). At all other times, access to the Building may be restricted, at Landlord’s election, by use of a card access system at an entrance to the Building. Landlord shall furnish Tenant at no cost up to four (4) access cards per 1,000 rentable square feet occupied by Tenant (as of the Commencement Date) for entering the Building. Additional cards and replacement cards (for lost access cards) shall be made available to Tenant at a charge equal to $25.00 per card upon Landlord’s receipt of an order signed by Tenant. Tenant shall promptly provide Landlord with written notice of any lost or stolen access cards for the Building. Landlord shall replace all defective or worn access cards without charge. All cards shall remain the property of Landlord. No additional locks shall be allowed on any exterior door of the Premises without Landlord’s written permission and locks on any interior door shall be permitted only to the extent such locks are permissible under applicable laws and relevant insurance requirements. Upon termination of this Lease, Tenant shall surrender to Landlord all access cards and keys related to the Premises, and give to Landlord the combination of all locks for sages, safe cabinets and vault doors, if any, to remain in the Premises and in the event Tenant fails to return all such access cards to Landlord at the end of the Term, Tenant shall pay Landlord $25.00 for each such access card not returned to Landlord.

(k)          Principal Life Approval.  This Lease may be subject to approval by the Principal Life Insurance Company Investment Committee and the Board of Directors of Petula Associates, Ltd. In the event Landlord is unable to obtain such approval within thirty (30) days after the date of this Lease, either party may elect to terminate this Lease upon written notice to the other and the parties hereto shall have no further rights or obligations hereunder.

(1)          Contingency.  This Lease, and all of the obligations of Landlord and Tenant hereunder, is contingent in all respects upon the timely expiration or termination of the existing lease (the “Existing Lease”) by and between Landlord and OgilvyOne Worldwide (the “Existing Tenant”) of approximately 4,888 rentable square feet in the Building (which constitutes a portion of the Premises) on or before February 14, 2000 and the Existing Tenant promptly vacating the Premises in accordance with the terms of the Existing Lease.

35.          SEVERABILITY.

If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law notwithstanding the invalidity of any other term or provision hereof.

36.          REVIEW OF DOCUMENTS.

If, following the execution of this Lease, either party hereto requests that the other party execute any document or instrument that is other than (i) a document or instrument the form of which is attached hereto as an exhibit, or (ii) a document that solely sets forth facts or circumstances that are then existing and reasonably ascertainable by the requested party with respect to the Lease, then the party making such request shall be responsible for paying the out-of-pocket costs and expenses, including without limitation, the attorneys’ fees, incurred by the requested party in connection with the review (and, if applicable, the negotiations) related to such document(s) or instrument(s), regardless of whether such document(s) or instrument(s) is (are) ever executed by the requested party. In the event the requesting party is Tenant, all such costs and expenses incurred by Landlord in connection with its review and negotiation of any such document(s) or instrument(s) shall be deemed to be additional rental due hereunder and shall be payable by Tenant promptly upon demand.

IN WITNESS WHEREOF, the parties have caused this Lease to be duly executed and sealed pursuant to authority duly given as of the day and year first above written.

“LANDLORD”

PETULA ASSOCIATES, LTD.

	By:	/s/ illegible
	Its:	President
Date:

PRINCIPAL LIFE INSURANCE COMPANY,
an Iowa corporation

	By:	PRINCIPAL CAPITAL MANAGEMENT,
LLC, a Delaware limited liability company,
Its authorized agent (SEAL)

	By:	/s/ Bill Bramwell
	Name:	Bill Bramwell
	Title:	Vice President

“TENANT”

CLINICAL TRIALS SUPPORT SERVICES, INC.

	By:	/s/ Jan R. Blethen
ATTEST:		Vice President

/s/ Tracy A. Blethen
Assistant Secretary

[CORPORATE SEAL]
	Date:	10/12/99

EXHIBIT “A”

FLOOR PLAN

EXHIBIT “B”

RULES AND REGULATIONS

EXHIBIT “C”

INTENTIONALLY DELETED

EXHIBIT C-1

LANDLORD’S WORK (EXISTING BUILDINGS)

EXHIBIT “D”

INTENTIONALLY DELETED

EXHIBIT “E”

OPTION TO EXTEND

Exhibits are available upon request